Exhibit 7.02

SHARE SUBSCRIPTION AGREEMENT

dated as of May 23, 2016

between

21VIANET GROUP, INC.,

and

TUSPARK INNOVATION VENTURE LIMITED

TABLE OF CONTENTS

ARTICLE 1
DEFINITIONS

Section 1.01 . Definitions	1
Section 1.02 . Other Definitional And Interpretive Provisions	3

ARTICLE 2
SHARE SUBSCRIPTION

Section 2.01 . Share Subscription	3
Section 2.02 . Closing	4
Section 2.03 . Funding	4

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.01 . Accuracy Of Disclosure	4
Section 3.02 . Existence and Qualification	5
Section 3.03 . Capitalization	5
Section 3.04 . Requisite Power	5
Section 3.05 . Authorization And Enforceability	5
Section 3.06 . Non-contravention	5
Section 3.07 . Litigation	6
Section 3.08 . Compliance With Laws	6

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

Section 4.01 . Existence	6
Section 4.02 . Requisite Power	6
Section 4.03 . Authorization And Enforceability	6
Section 4.04 . Non-contravention	6
Section 4.05 . Governmental Authorizations	7
Section 4.06 . Securities Law Matters	7
Section 4.07 . Inspections	7

ARTICLE 5
COVENANTS

Section 5.01 . Public Announcements	7
Section 5.02 . Interim Conduct	7
Section 5.03 . Restrictions On Transfer	8

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SHARE SUBSCRIPTION AGREEMENT

This SHARE SUBSCRIPTION AGREEMENT, dated as of May 23, 2016 (this “Agreement”), is entered into by and between 21 Vianet Group, Inc., a company incorporated under the laws of the Cayman Islands (the “Company”) and Tuspark Innovation Venture Limited, a company incorporated under the laws of the British Virgin Islands (the “Investor”).

WHEREAS, the Company desires to issue and allot to the Investor in accordance with the terms of this Agreement certain number of ordinary shares of the Company (the “New Securities”); and

WHEREAS, the Investor wishes to subscribe for the New Securities on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“ADSs” means, American depositary shares, each representing six Class A ordinary shares, par value US$0.00001 per share of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” has the meaning assigned to such term in the preamble.

“Applicable Laws” means, with respect to any Person, any transnational, domestic or foreign federal, national, state, provincial, local or municipal law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or any of such Person’s assets, rights or properties.

“Arbitration Board” has the meaning assigned to such term in Section 8.09(a).

“Business Day” means each calendar day except Saturdays, Sundays, and any other day on which banks are generally closed for business in New York, New York, the Cayman Islands, the British Virgin Islands or the People’s Republic of China.

“Closing” has the meaning assigned to such term in Section 2.02.

“Closing Date” has the meaning assigned to such term in Section 2.02.

“Commission” means the U.S. Securities and Exchange Commission.

“Company” has the meaning assigned to such term in the preamble.

“Company Agreements” has the meaning assigned to such term in Section 1.01.

“Encumbrance” means any mortgage, lien, pledge, charge, security interest, title defect, preemptive or similar right or other encumbrance.

“Enforceability Limitations” has the meaning assigned to such term in Section 3.05.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any rules and regulations promulgated thereunder.

“Exchange Act Documents” has the meaning assigned to such term in Section 3.01.

“Governmental Entity” means any transnational or supranational, domestic or foreign federal, national, state, provincial, local or municipal governmental, regulatory, judicial or administrative authority, department, court, arbitral body, agency or official, including any department, commission, board, agency, bureau, subdivision or instrumentality thereof.

“HKIAC” has the meaning assigned to such term in Section 8.09.

“Investor” has the meaning assigned to such term in the preamble.

“Material Adverse Effect” has the meaning assigned to such term in Section 3.02.

“NASDAQ” means the NASDAQ Global Market.

“New Securities” has the meaning assigned to such term in the preamble.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a governmental authority.

“PRC” means the People’s Republic of China.

“Proceeding” has the meaning assigned to such term in Section 3.07.

“Rules” has the meaning assigned to such term in Section 8.09.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and any rules and regulations promulgated thereunder.

“Share Subscription Price” has the meaning assigned to such term in Section 2.03.

“Subsidiary” means any entity of which a majority of the outstanding equity securities or other ownership interests representing a majority of the outstanding equity interests or otherwise having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by the Company.

“U.S.” means the United States of America.

Section 1.02. Other Definitional And Interpretive Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Clauses, Exhibits and Schedules are to Articles, Sections, Clauses, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to “dollars” or “$” shall refer to U.S. dollars.

ARTICLE 2

SHARE SUBSCRIPTION

Section 2.01. Share Subscription. Upon the terms and subject to the conditions set forth herein, at the Closing, the Company shall allot and issue to the Investor and the Investor shall subscribe from the Company the following New Securities, free and clear of any Encumbrance, at the Share Subscription Price:

111,053,390 Class B ordinary shares, par value US$0.00001 per share; and

31,996,874 Class A ordinary shares, par value US$0.00001 per share.

Immediately after the Closing, the Investor shall have approximately 51% of the voting power and approximately 21.4% of the equity interests in the Company’s share capital, calculated based on an issue and outstanding basis.

Section 2.02. Closing. The closing of the issuance and subscription of the New Securities as contemplated by this Agreement (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 30/F, China World Office 2, No. 1, Jian Guo Men Wai Avenue, Beijing 100004 China, within 10 Business Days after the date of the Agreement (such date, the “Closing Date”), or at such other location and date as may be agreed upon by the Company and the Investor in writing.

Section 2.03. Funding. At the Closing, the Investor shall pay to the Company by wire transfer of immediately available funds to the bank account of the Company (with such an account to be specified to the Investor in writing at least four (4) Business Days prior to the Closing Date) an amount equal to US$388,000,000 (“Share Subscription Price”), which represents a price of approximately US$16.274 per ADS or US$2.712 per ordinary share. Notwithstanding anything to the contrary herein, the obligations of the Company at the Closing under this Article 2 are subject to the Investor effecting the payment and the Company’s receipt of the Share Subscription Price. In no event shall the Company be obligated or required to issue the Shares except where the Company shall have received from the Investor the Share Subscription Price.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Investor, as of the date hereof and as of the Closing Date, that:

Section 3.01. Accuracy Of Disclosure.

(a) The Company has filed with, or furnished to, the Commission, on a timely basis, all documents, forms, statements, certifications and reports required to be filed or furnished pursuant to the Exchange Act during the twelve months preceding the date of this Agreement (the “Exchange Act Documents”). The Exchange Act Documents complied, when filed, in all material respects with the Exchange Act, the Securities Act and the Sarbanes-Oxley Act and the applicable rules and regulations thereunder, and did not, when so filed, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The information contained in the Exchange Act Documents, considered as a whole and as amended as of the date hereof, do not as of the date hereof, and will not as of the Closing Date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c) There are no contracts, agreements, arrangements, transactions or documents which are required to be described or disclosed in the Exchange Act Documents or to be filed as exhibits to the Exchange Act Documents which have not been so described, disclosed or filed.

Section 3.02. Existence and Qualification. The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the Cayman Islands and has the power and authority to own, lease and operate its property and to conduct its business as currently conducted and as described in the Exchange Act Documents. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership, leasing or operation of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), results of operations, properties, assets or prospects of the Company and its Subsidiaries, taken as a whole (a “Material Adverse Effect”).

Section 3.03. Capitalization.

(a) The New Securities have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, will be issued, sold and delivered to the Investor free and clear of any Encumbrance and restrictions on transfer (other than any restrictions under applicable securities laws), and the issuance of the New Securities will not be subject to any preemptive or similar rights.

(b) The authorized capital stock of the Company conforms as to legal matters in all material respects to the description thereof contained in the Exchange Act Documents.

Section 3.04. Requisite Power. The Company has the requisite power and authority to enter into and perform its obligations under this Agreement and consummate the transactions contemplated hereby and thereby.

Section 3.05. Authorization And Enforceability. This Agreement has been duly authorized, executed and delivered by the Company, and this Agreement is a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity (the “Enforceability Limitations”).

Section 3.06. Non-contravention. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate the Company’s or any Subsidiary’s memorandum and articles of incorporation or any other organizational document, (b) result in a default under (with or without due notice or lapse of time or both) or breach of, or require any consent or approval under, any Company Agreement or (c) violate any Applicable Law, except any matters described in clauses (b) and (c) above which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.07. Litigation. Except as adequately disclosed in the Exchange Act Documents (other than any information disclosed therein under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer), there are no actions, suits, proceedings, inquiries or investigations (each, a “Proceeding”) before any Governmental Entity that are pending and that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets. There is no Proceeding pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets before any Governmental Entity which would, individually or in the aggregate, be reasonably be expected to materially adversely affect the Company’s ability to enter into or perform its obligations under this Agreement or consummate the transactions contemplated hereby and thereby.

Section 3.08. Compliance With Laws. Except as adequately disclosed in the Exchange Act Documents (other than any information disclosed therein under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer) and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have complied with all Applicable Laws in all material respects.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor represents and warrants to the Company, as of the date hereof and as of the Closing Date, that:

Section 4.01. Existence. The Investor has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of organization.

Section 4.02. Requisite Power. The Investor has the requisite power and authority to enter into and perform its obligations under this Agreement and consummate the transactions contemplated hereby and thereby.

Section 4.03. Authorization And Enforceability. This Agreement has been duly authorized, executed and delivered by the Investor, and this Agreement is a valid and binding agreement of the Investor, enforceable in accordance with its terms, subject to the Enforceability Limitations.

Section 4.04. Non-contravention. The execution, delivery and performance of this Agreement by the Investor and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate its organizational documents or (b) violate any Applicable Law, except any matters described in clause (b) above which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Investor to execute and deliver this Agreement, perform its obligations hereunder, purchase the Sale Shares or otherwise consummate the transactions contemplated hereby.

Section 4.05. Governmental Authorizations. The execution, delivery and performance of this Agreement by the Investor and the consummation of the transactions contemplated hereby and thereby require no order, license, consent, authorization or approval of, or exemption by, or action by or in respect of, or notice to, or filing or registration with, any Governmental Entity.

Section 4.06. Securities Law Matters.

(a) The New Securities are being acquired for the Investor’s own account and not with a view to, or intention of, or for sale in connection with, any distribution thereof in violation of applicable securities laws.

(b) The Investor is not a “U.S. person” as defined in Rule 902 of Regulation S under the Securities Act and is acquiring the Sale Shares in an offshore transaction under Rule 903 of Regulation S under the Securities Act.

Section 4.07. Inspections. The Investor is a sophisticated Investor with knowledge and experience in financial and business matters such that the Investor is capable of evaluating the merits and risks of the investment in the New Securities. The Investor is able to bear the economic risks of an investment in the New Securities and can afford a complete loss of such investment.

ARTICLE 5

COVENANTS

Section 5.01. Public Announcements. Each party hereto agrees to consult with the other parties hereto before issuing any press release or making any public statement or disclosure with respect to this Agreement or the transactions contemplated hereby and agrees not to issue any such press release or make any such public statement or disclosure without the prior written consent of the other parties; provided that a party may without the prior written consent of the other parties issue any such press release or public statement of disclosure if such party has used reasonable efforts to consult with the other parties and to obtain the consent of such other parties but has been unable to do so prior to the time such press release or public statement or disclosure is required to be released pursuant to Applicable Law or any listing agreement with any national securities exchange, provided that such party has also notified the other parties in writing of the details and content of the press release or public statement or disclosure to be released reasonably in advance of such release.

Section 5.02. Interim Conduct. From the date hereof until the Closing Date, the Company shall, and shall cause each of its Subsidiaries to (a) carry on its business in the ordinary course consistent with past practice, (b) not make any distribution (whether in cash, stock, property or assets) or declare, pay or set aside any dividend with respect to, or split, combine, redeem, reclassify, purchase or otherwise acquire, directly or indirectly, any of its capital stock and (c) not take any action that would make any representation or warranty of the Company in this Agreement, or omit to take any action necessary to prevent any representation or warranty of the Company under this Agreement from being, inaccurate at, or as of any time before, the Closing Date.

Section 5.03. Restrictions On Transfer. During the period from the Closing until the date which is one hundred eighty (180) days following the Closing Date, the Investor shall not transfer or otherwise dispose of any of the New Securities (including whether such right or power is granted by proxy or otherwise) unless such transfer is to an Affiliate of the Investor.

ARTICLE 6

CLOSING CONDITIONS

Section 6.01. Conditions to Obligations of the Company and the Investor. The obligations of the Company and the Investor to consummate the Closing are subject to the satisfaction of the following conditions:

(a) no provision of any Applicable Law shall prohibit the consummation of the Closing; and

(b) no proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted before any Governmental Entity and shall be pending.

Section 6.02. Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing are subject to the satisfaction of the following conditions: (a) the representations and warranties of the Investor in this Agreement shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date; and (b) the Investor shall have performed all obligations and conditions herein required to be performed or observed by the Investor on or prior to the Closing Date.

Section 6.03. Conditions to Obligations of the Investor. The obligation of the Investor to consummate the Closing is subject to the satisfaction of the following conditions:

(a) (i) the Fundamental Company Representations and Warranties shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date; (ii) the representations and warranties of the Company (other than the Fundamental Company Representations and Warranties) that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date; (iii) the representations and warranties of the Company (other than the Fundamental Company Representations and Warranties) that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date; (iv) the Company shall have performed or complied with all obligations and conditions in this Agreement required to be performed or complied with by the Company on or prior to the Closing Date; and (v) there shall have been no event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(b) the Investor shall have received a duly certified true and complete copy of the register of members of the Company, evidencing the issuance of the New Securities.

ARTICLE 7

TERMINATION

Section 7.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the Investor or the Company if the Closing shall not have occurred on or before June 30, 2016; provided, however, that the right to terminate this Agreement under this Section 7.01(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b) by either the Investor or the Company in the event that any Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; or

(c) by the mutual written consent of the Investor and the Company.

The party desiring to terminate this Agreement pursuant to Sections 7.01(a) or (b) shall give written notice of such termination to the other parties hereto specifying the provision hereof pursuant to which such termination is made.

Section 7.02. Effect Of Termination. In the event of termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become void and of no further force or effect (except for Section 5.01 and Article 8, which shall survive such termination) and there shall be no liability on the part of any party hereto except that nothing herein shall relieve any party from liability for any breach of this Agreement.

ARTICLE 8

MISCELLANEOUS

Section 8.01. Notices. All notices, requests and other communications to any party under this Agreement shall be in writing (including facsimile transmission and email transmission, so long as a receipt of such facsimile or email transmission is requested and received) and shall be given:

To the Company at:

21Vianet Group, Inc.

M5, 1 Jiuxianqiao East Road

Chaoyang District

Beijing 100016

The People’s Republic of China

Attention: Office of the Chief Financial Officer

Facsimile: +86.10.8456.4234

Email: terry.swang@21vianet.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

42/F, Edinburgh Tower, The Landmark

15 Queen’s Road Central

Hong Kong

Attention: Will H. Cai

Fascimile: +852.3740.4727

Email: will.cai@skadden.com

To the Investor at:

Tuspark Innovation Venture Limited

16th Floor, Block A, Innovation Building, Tsinghua Science Park,

Haidian District

Beijing, China

Attention: Su Yusong

Facsimile: +86 10 62772777

Email: +86 10 62785888

or such other address or facsimile number as the Company or the Investor, as the case may be, may hereafter specify by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.02. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 8.03. Complete Agreement. This Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

Section 8.04. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Signatures in the form of facsimile or electronically imaged “PDF” shall be deemed to be original signatures for all purposes hereunder.

Section 8.05. Assignments. This Agreement is personal to each of the parties hereto. No party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of each other party hereto; provided that the Investor may assign any rights or obligations hereunder to any of its Affiliates without obtaining the prior written consent of the other parties hereto.

Section 8.06. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Section 8.07. Amendment. The provisions of this Agreement may be amended, or modified only upon the prior written consent of all parties hereto. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 8.08. Governing Law. This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating hereto, shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law rules of such state.

Section 8.09. Arbitration. Any dispute arising out of or in connection with this Agreement shall be referred to and finally resolved by arbitration under the administered rules (the “Rules”) of the Hong Kong International Arbitration Centre (the “HKIAC”), which Rules are deemed to be incorporated by reference into this Section 8.09. For the purposes of such arbitration:

(a) the number of arbitrators shall be three (the “Arbitration Board”). The Company and the Investor shall each select one arbitrator. All selections shall be made within thirty (30) days after the selecting party gives or receives, as the case may be, the demand for arbitration. The two arbitrators so appointed shall jointly agree on a third arbitrator, who shall be the chairman of the Arbitration Board. If the said two arbitrators are unable to agree upon the appointment of a third arbitrator within thirty (30) days after the parties have appointed their respective arbitrators, then such third arbitrator shall be appointed by the HKIAC;

(b) the seat of the arbitration shall be in Hong Kong and the language to be used shall be English; and

(c) the Arbitration Board shall decide any such dispute in accordance with the governing law specified in Section 8.08.

The parties hereto shall be entitled to specific performance from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce any tribunal award pursuant to any arbitration proceeding hereunder.

Section 8.10. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

Section 8.11. Further Assurances. From time to time following the date hereof, the parties hereto shall execute and deliver such other instruments of assignment, transfer and delivery and shall take such other actions as any other party hereto reasonably may request in order to consummate, complete and carry out the transactions contemplated by this Agreement.

Section 8.12. Third Party Beneficiaries. Except for those Persons expressly entitled to indemnification pursuant to Section 1.01(a), there are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto and the Persons expressly entitled to indemnification pursuant to Section 1.01(a) and their respective successors, heirs and assigns, any rights, remedies, obligations.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

TUSPARK INNOVATION VENTURE LIMITED

By:	/s/ Yusong SU
	Name:	Yusong SU
	Title:	Director and Manager

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

21VIANET GROUP, INC.

By:	/s/Steve Zhang
	Name:	Steve Zhang
	Title:	Chief Executive Officer